UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 26, 2022

UserTesting, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	001-41049	26-0339214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

144 Townsend Street

San Francisco, California 94107

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 567-5616

Former name or address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	USER	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 26, 2022, UserTesting, Inc. (“UserTesting” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Thunder Holdings, LLC, a Delaware limited liability company (“Parent”), and Thunder Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Thoma Bravo Discover Fund III, L.P., a Delaware limited partnership, and Thoma Bravo Discover Fund IV, L.P., a Delaware limited partnership (the “Thoma Bravo Funds”), and are managed by Thoma Bravo, L.P. (“Thoma Bravo”).

The Company’s Board of Directors (the “Board”) has unanimously approved the Merger Agreement and resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

As a result of the Merger, each share of common stock of the Company, par value $0.0001 per share (“Common Stock”), outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (subject to certain exceptions, including shares of Common Stock owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware) will, at the Effective Time, automatically be converted into the right to receive $7.50 in cash (the “Merger Consideration”), subject to applicable withholding taxes.

Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of Common Stock that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Vested Company Option, by (y) the total number of shares of Common Stock underlying such Vested Company Option, subject to applicable withholding taxes; provided, however, that if the exercise price per share of Common Stock of such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. Each option to purchase shares of Common Stock that is not vested and is outstanding as of immediately prior to the Effective Time (each, an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Unvested Company Option, by (y) the total number of shares of Common Stock underlying such Unvested Company Option; provided, however, that if the exercise price per share of Common Stock of such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The resulting amount will, subject to certain exceptions, vest and become payable at the same time as the Unvested Company Option from which such resulting amount was converted would have vested and been payable pursuant to its terms and will generally remain subject to the same terms and conditions as were applicable to the Unvested Company Option(s) immediately prior to the Effective Time.

Pursuant to the Merger Agreement, as of the Effective Time, each restricted stock unit of the Company that that is outstanding as of immediately prior to the Effective Time and (A) held by a non-employee member of the Board (whether vested or unvested) or (B) vested in accordance with its terms as of the Effective Time (each, a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Common Stock underlying such Vested Company RSU, by (y) the Merger Consideration, subject to applicable withholding taxes. Each restricted stock unit of the Company that is not a Vested Company RSU (each, an “Unvested Company RSU”) and is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Common Stock underlying such Unvested Company RSU, by (y) the Merger Consideration, which resulting amount will, subject to certain exceptions, vest and become payable at the same time as the Unvested Company RSU from which such resulting amount was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to such awards immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the payment of the resulting amounts paid in respect of such Unvested Company RSUs).

If the Merger is consummated, the Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Closing Conditions

Completion of the Merger is subject to certain closing conditions, including (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Common Stock, (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any date before which a party to the Merger Agreement or the parties thereto have committed in writing to the U.S. Federal Trade Commission, the U.S. Department of Justice or any Governmental Entity not to close the Merger shall have passed, (3) certain regulatory actions in the United Kingdom and Australia, (4) the absence of any order, injunction or law prohibiting the Merger, (5) the accuracy of the each party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, (6) compliance in all material respects with each party’s obligations under the Merger Agreement, (7) delivery by the Company to Parent of payoff letters evidencing discharge of certain specified Company indebtedness and (8) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement. Subject to the satisfaction or waiver of such closing conditions, the parties currently expect the transaction to close in the first half of 2023.

Go Shop; No Solicitation

Beginning as of the date of the Merger Agreement and continuing until 11:59 p.m. (Pacific time) on December 10, 2022 (the “Go-Shop Period”), the Company has the right to, among other things, (1) solicit alternative acquisition proposals, (2) provide information (including nonpublic information) to third parties in connection therewith pursuant to an acceptable confidentiality agreement, and (3) initiate or continue discussions with third parties in connection therewith. From and after December 11, 2022, the Company must comply with customary non-solicitation restrictions. Subject to certain customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders adopt the Merger Agreement.

Termination and Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (1) the Merger is not completed by April 26, 2023 (the “End Date”), subject to certain limitations, and provided that the End Date will automatically be extended until October 26, 2023 if certain regulatory conditions have not been satisfied as of the close of business on the date that is two business days immediately prior to the then-current End Date, and provided further that the End Date will automatically be extended until January 26, 2024 if certain regulatory conditions have not been satisfied as of the close of business on the date that is two business days immediately prior to the then-current End Date under specified circumstances, (2) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger, subject to certain exceptions, (3) the Company’s stockholders fail to adopt the Merger Agreement, and (4) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent.

Subject to certain limitations, the Company is also entitled to terminate the Merger Agreement and receive a termination fee of $67,760,000 from Parent if (1) Parent fails to consummate the Merger following the satisfaction or waiver of the applicable closing conditions or (2) Parent otherwise breaches its obligations under the Merger Agreement and such breach is the primary cause of the conditions to the consummation of the Merger being unable to be satisfied. The Company is also entitled to receive this termination fee from Parent if Parent terminates the Merger Agreement because the Merger has not been completed by the End Date and at the time of such termination, the Company could have validly terminated the Merger Agreement for either of the reasons described in the preceding sentence.

If the Merger Agreement is terminated in certain other circumstances, including by the Company in order to enter into a superior proposal or by Parent because the Board withdraws its recommendation in favor of the Merger, the Company would be required to pay Parent a termination fee of $33,880,000; provided that a lower fee of $10,160,000 will apply with respect to a termination by the Company prior to 11:59 p.m. (Pacific time) on December 20, 2022 to enter into a superior proposal received during the Go-Shop Period.

Financing

Parent has obtained equity financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. The Thoma Bravo Funds and Sunstone Partners II, LP, a Delaware limited partnership, Sunstone Partners II-A, LP, a Delaware limited partnership, Sunstone Partners Executive Fund II, LP, a Delaware limited partnership, Sunstone Partners III-Main, LP, a Delaware limited partnership and Sunstone Partners III-A, LP, a Delaware limited partnership (“Sunstone” and, together with the Thoma Bravo Funds, the “Equity Investors”) have committed to capitalize Parent at the closing of the Merger on the terms and subject to the conditions set forth in equity commitment letters. In addition, the Equity Investors have guaranteed payment of the termination fee payable by Parent under certain circumstances, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and a limited guarantee provided by the Equity Investors to the Company.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct its business in all material respects in the ordinary course during the period between the date of the Merger Agreement and the completion of the Merger. The parties have agreed to take all actions necessary to consummate the Merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger, subject to certain limitations.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. A copy of the Merger Agreement has been included to provide Company stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Company stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Company stockholders or other security holders. Company stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to Company stockholders’ right to receive the Merger Consideration and the right of holders of Company equity awards to receive the consideration provided for such equity awards pursuant to the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, the Company, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the Proxy Statement that the Company will file, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Important Information and Where to Find It

In connection with the proposed transaction, UserTesting will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, UserTesting will mail the definitive proxy statement and a proxy card to UserTesting stockholders. USERTESTING’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of UserTesting will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at https://ir.usertesting.com.

Participants in the Solicitation

UserTesting and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding UserTesting’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in UserTesting’s Proxy Statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 20, 2022. UserTesting stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of UserTesting directors and executive officers in the transaction, which may be different than those of UserTesting stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on UserTesting’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by UserTesting, Thoma Bravo and Sunstone Partners, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond UserTesting’s control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely manner or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of UserTesting’s business and other conditions to the completion of the transaction; (ii) the impact of the COVID-19 pandemic, inflation, foreign exchange rates and general economic conditions on UserTesting’s business; (iii) UserTesting’s ability to implement its business strategy; (iv) significant transaction costs associated with the proposed transaction; (v) potential litigation relating to the proposed transaction; (vi) the risk that disruptions from the proposed transaction will harm UserTesting’s business, including current plans and operations; (vii) attraction and retention of qualified employees; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) general economic and market developments and conditions; (x) UserTesting’s ability to stay in compliance with laws and regulations that currently apply or become applicable to UserTesting’s business both in the United States and internationally; (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect UserTesting’s financial performance; (xii) restrictions during the pendency of the proposed transaction that may impact UserTesting’s ability to pursue certain business opportunities or strategic transactions; and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as UserTesting’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on UserTesting’s financial condition, results of operations or liquidity. UserTesting does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of October 26, 2022, by and among UserTesting, Inc., Thunder Holdings, LLC and Thunder Merger Sub, Inc.

99.1	Press release, dated October 27, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. UserTesting will furnish to the SEC copies of any such schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2022

UserTesting, Inc.

By:	/s/ Jon Pexton
Name:	Jon Pexton
Title:	Chief Financial Officer